Exhibit 2.11

Execution Version

SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (“this Supplemental Indenture”) dated as of April 21, 2022 among Grifols Escrow Issuer, S.A.U. (the “Guaranteeing Subsidiary”), Grifols, S.A. (the “Issuer”), BNY Mellon Corporate Trustee Services Limited, as trustee under the indenture referred to below (in such capacity, the “Trustee”) and The Bank of New York Mellon, London Branch, as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Trustee and the Notes Collateral Agent have heretofore executed an indenture, dated November 15, 2019, as amended and supplemented (the “Indenture”), providing for the initial issuance of €905,000,000 aggregate principal amount of 1.625% Senior Secured Notes due 2025 and €770,000,000 aggregate principal amount of 2.250% Senior Secured Notes due 2027 (jointly, the “Notes”) on the terms and subject to the conditions set forth in the Indenture;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantees”);

WHEREAS, as of the date hereof the Guaranteeing Subsidiary has been designated as a Restricted Subsidiary of the Issuer pursuant to terms and conditions set forth under the defined term “Unrestricted Subsidiary” of the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)	Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a)The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(b)The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each

Holder of the Notes, the Trustee and the Notes Collateral Agent the Obligations pursuant to Article 10 of the Indenture on a senior basis.

(3)Execution and Delivery. The Guaranteeing Subsidiary agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(5)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of the Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of the Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GRIFOLS ESCROW ISSUER, S.A.U., as Guarantor

By:	/s/ ALFREDO ARROYO
Name:	ALFREDO ARROYO
Title:	CFO

[Signature Page of Supplemental Indenture (2019) (Escrow Issuer)]

BNY Mellon Corporate Trustee Services Limited,
as Trustee

By:	/s/ Marco Thuo
Name:	Marco Thuo
Title:

The Bank of New York Mellon, London Branch, as
Notes Collateral Agent

By:	/s/ Marco Thuo
Name:	Marco Thuo
Title:

[Signature Page of Supplemental Indenture (2019) (Escrow Issuer)]

Acknowledged by:

Grifols, S.A., as Issuer

By:	/s/ ALFREDO ARROYO
Name: ALFREDO ARROYO
Title: CFO

[Signature Page of Supplemental Indenture (2019) (Escrow Issuer)]